NINTH AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ACCOUNTING SERVICING AGREEMENT

THIS NINTH AMENDMENT dated as of the 6th day of September, 2012, to the Fund Accounting Servicing Agreement, dated as of April 6, 2011, as amended August 23, 2011, November 8, 2011, February 16, 2012 and May 23, 2012 (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Managed Portfolio Series:

Exhibit K, the Great Lakes Funds, are hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ James R. Arnold	By:	/s/ Michael R. McVoy

Printed Name: James R. Arnold		Printed Name: Michael R. McVoy

Title: President		Title: Executive Vice President

Great Lakes

Exhibit K to the Managed Portfolio Series Fund Accounting Agreement

Name of Series
Great Lakes Bond Fund
Great Lakes Large Cap Value Fund
Great Lakes Disciplined Equity Fund
Great Lakes Small Cap Opportunity Fund

Multiple Series Trust FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE

Annual Fee Based Upon Average Net Assets of the funds in total*
[…] basis points on the first $[…]million
[…] basis points on the next $[…] million
[…] basis points on the balance

Minimum annual fee: $[…]per fund

▪	Additional fee of $[…]per class
▪	Additional fee of $[…]per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund

▪	Daily Performance Reporting
▪	USBFS Legal Administration (e.g., registration statement update)

Pricing Services**
▪	$[…]- Domestic Equities, Options, ADRs
▪	$[…]- Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates
▪	$[…]- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency Bonds, Asset Backed Securities, Mortgage Backed Securities
▪	$[…]- Bank Loans
▪	$[…]- Credit Default Swaps
▪	$[…]- Swaptions, Index Swaps
▪	$[…]- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪	$[…]/Foreign Equity Security per Month for Corporate Action Service
▪	$[…]/Domestic Equity Security per Month for Corporate Action Service
▪	$[…] /Month Manual Security Pricing (>10/day)

Fair Value Services (Charged at the Complex Level)**
▪	$[…]on the First 100 Securities
▪	$[…]on the Balance of Securities
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees.

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪	$[…]for the first fund (subject to Board approval)
▪	$[…]for each additional fund (subject to change based on Board review and approval)
▪	$[…]/sub-advisor per fund

Great Lakes

Exhibit K (continued) to the Managed Portfolio Series Fund Accounting Agreement

Multiple Series Trust FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE (continued)

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, etc), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.

** Per security per fund per pricing day.

Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit K.

Great Lakes Advisors, LLC

By:	/s/ Thomas R. Kiley

Printed Name:	Thomas R. Kiley

Title:	CEO	Date:	9/19/12

Great Lakes